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                                                                   EXHIBIT 10.30


                     BACKWEB VALUE ADDED RESELLER AGREEMENT


This BACKWEB VALUE ADDED RESELLER AGREEMENT ("Agreement") between BackWeb Technologies, Inc., a Delaware corporation with offices at 2077 Gateway Place, Suite 500, San Jose, CA 95110 ("BackWeb"), and the entity set forth in Exhibit A ("VAR"), is dated as of the effective date set forth in Exhibit A ("Effective Date") and sets forth the terms and conditions relating to the Company's right to use and license BackWeb's software products and related documentation specified in Exhibit A (the "Software"). This Agreement is applicable to Value Added Resellers and Systems Integrators, and other parties at BackWeb's sole discretion.

1.   DEFINITIONS

a. CONFIDENTIAL INFORMATION is defined as BackWeb's confidential and/or proprietary information, including but not limited to: the source and object code of the Software, all technical information, specifications, programming techniques, and materials on functionality, any oral or written evaluations of the Software by the parties, the market share or sales figures for the Software, its positioning in a given market, competitive products, End User information, and proprietary information about current or planned BackWeb products. VAR's Confidential Information is defined as the non-Software components of the VAR Product or VAR's integrated solutions, if any, VAR's prices for the Software, audit results under Section 4.f., and VAR customer and other information provided to BackWeb hereunder, unless such information is otherwise available to BackWeb through non-confidential sources.

b. END USER is defined as a third party individual, business or governmental customer which has purchased the Software from VAR in conjunction with the VAR Product for the End User's internal business purposes, which may include the provision of services, but not for redistribution or resale except as provided in the End User License Agreement.

c. END USER LICENSE AGREEMENT is defined as the standard BackWeb Software License Agreement that is packaged with each copy of the Software, specifying the terms and conditions on which an End User may use the Software. VAR shall distribute a copy of such Software License Agreement to each End User unless otherwise agreed upon by BackWeb.

d. INTELLECTUAL PROPERTY RIGHTS means patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyrights (including but not limited to rights in audiovisual works and moral rights), trade secret rights, Marks and any other intellectual property rights recognized by the laws of the United States, the Territory or the Netherlands.

e. MARKS is defined as trademarks, trade names, service marks, and/or service names associated with BackWeb and/or the Software.

f. SOFTWARE is defined as the software, comprised of Server Software and Client Software, provided to VAR by BackWeb under this Agreement, including related documentation and materials and any upgrades, updates and bug fixes for such Software as may be provided from time to time by BackWeb to VAR in accordance with this Agreement. Additional descriptions of the Software, if any, are set forth in Exhibit A.

g. SYSTEMS INTEGRATOR is defined as a VAR or in combination with its parent or affiliate that incorporates Software into solutions delivered to VAR customers. If appropriate, VAR may be designated as a Systems Integrator in Schedule A, thereby making certain provisions in this Agreement, as indicated throughout, inapplicable to VAR.

h. TERRITORY is defined as the geographical region(s) and/or market segment(s) set forth in Exhibit A.

i. USER DOCUMENTATION is defined as the BackWeb user manual(s) and other written or online materials distributed with the Software by BackWeb that describes the function and use of the Software.

j. VAR PRODUCT (IF APPLICABLE) is defined as the combination by VAR of the Software and VAR's proprietary or third party hardware and/or software products and/or services to form an Internet or Intranet B2E technology portal solution for End Users. Further description of the VAR Product, including development of proprietary VAR software, if any, is set forth in Exhibit A.

2.   LICENSE GRANT/LIMITATIONS

a. LICENSE GRANT. Subject to the terms and conditions herein, BackWeb grants to VAR a non-exclusive, non-transferable limited license to:(i) distribute, market and transmit the Software only in conjunction with the VAR Product; (ii) install or assist in the installation of the Software as a part of the VAR Product at an End User's premises; and (iii) support and maintain the VAR Product as provided in Section 3f.

b. RESTRICTIONS. During the term of this Agreement and thereafter, VAR agrees not to: (i) modify, adapt, translate, localize, distribute or create derivative works of the Software except with the prior written consent of BackWeb; (ii) decompile, disassemble, reverse engineer or otherwise reduce the Software to human perceptible form, except if VAR is located within the European Union, and then limited decompilation is permitted in strict adherence to the EC Software Directive 1991, and then only if: (A) BackWeb has failed to provide VAR with information on the interoperability of the Software after VAR has given BackWeb reasonable notice of its need for such information, and (B) VAR gives BackWeb thirty (30) days written notice of such intent to decompile and BackWeb is permitted to be present for same; (iii) remove, or allow to be removed, any BackWeb copyright, Mark, trade secret, or other proprietary rights notice from any unit of Software; (iv) transfer, assign, reuse, sub-license or pass through the Software licensed to VAR or an End User to a third party, other than authorized by this Agreement, without the prior written consent of BackWeb; and
(v) make copies of the Software or related documentation except for one back-up copy.

c. LIMITATIONS. All rights not expressly granted herein are reserved by BackWeb, including the right to distribute the Software in the Territory via BackWeb employees, agents, OEMs, resellers, distributors or other VARs or Systems Integrators without limitation or any obligation to compensate VAR therefor. From time to time and without incurring any liability to VAR, BackWeb may: (i) change, add to or delete from the list of Software available hereunder;
(ii) change or terminate the level or type of support that BackWeb offers to VAR upon thirty (30) days' written notice; or (iii) request that VAR purchase through a BackWeb distributor or VAR upon thirty (30) days' written notice provided that the terms of the purchase of Software are not materially affected thereby and said change of relationship does not create an audit independence issue for VAR.

3.   VAR OBLIGATIONS

a. DISTRIBUTION (VAR). VAR will deliver all Software to End Users in its original shrink-wrapped packaging with the original BackWeb Software License Agreement. VAR's noncompliance with this section shall constitute a material breach of this Agreement for which BackWeb may terminate this Agreement. (This Section not applicable to Systems Integrator unless agreed upon by BackWeb.)

b.   DISTRIBUTION (SYSTEMS INTEGRATOR). In addition to the rights provided in
Section 2.a., "License Grant," a VAR designated as a "Systems Integrator" in Exhibit A shall have the right to copy and distribute the Software provided that: (i) all such copies are distributed to End Users as an integrated component of a VAR Product, or as an integrated component of a hardware and/or software solution developed by VAR which utilizes the Software; and (ii) as distributed with the VAR Product or solution, the Software cannot be used in any manner other than as provided hereunder. VAR shall distribute a copy of the original BackWeb Software License Agreement, or such other agreement with terms substantially consistent with the End User License Agreement, as the parties mutually agree upon with each copy of the VAR Product or solution distributed by the VAR. VAR's noncompliance with this section shall constitute a material breach of this Agreement for which BackWeb may terminate this Agreement.


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c.   REPORTS. Within ten (10) days of the end of each month during the term of this Agreement, VAR shall provide BackWeb with a report which includes: (i) actual VAR Product sales (in the format reasonably requested by BackWeb); (ii) a rolling sales forecast of the VAR Product for the next three (3) months; (iii) Software support fees activities, and (iv) any other information reasonably requested by BackWeb of VAR to allow BackWeb to perform its obligations hereunder, including potential errors in the Software identified by VAR in its provision of technical support which may require workarounds or bug fixes. (Item
(ii) is not applicable to Systems Integrator.)

d. MARKETING EFFORTS. VAR shall be provided with a reasonable number of BackWeb Sales and Marketing Kits and VAR agrees to use such Kits and other promotional literature and demonstration materials as BackWeb may make available to VAR from time to time or as otherwise set forth in Exhibit A. VAR agrees to confer at least quarterly with BackWeb to discuss market conditions, sales forecasting, product planning, and promotional marketing strategies for such calendar quarter. Any press releases regarding the relationship of the parties shall be mutually agreed by the parties prior to such release. VAR shall not make or solicit false, misleading or deceptive statements or engage in false, misleading or deceptive advertising, and shall make no representations or warranties regarding the Software inconsistent with this Agreement or the User Documentation. Additional marketing requirements, if any, are set forth in Exhibit A. (This Section not applicable to Systems Integrator.)

f. SUPPORT OBLIGATIONS. VAR and BackWeb agree to provide support and maintenance for the VAR Product and the Software as follows: (i) for the VAR Product (or solution, in the case of a Systems Integrator), VAR shall be the first point of contact for all support calls for End Users that have paid support current, and shall make reasonable efforts to identify if the call or problem reported is related to the VAR Product; (ii) for the VAR Product, VAR is responsible for providing adequate technical support (including End User training and consulting) and maintenance to End Users in the Territory, providing answers to routine questions, technical assistance and advice in the installation and day-to-day use of the VAR Product; and (iii) for the BackWeb Server Software and other Software, other than "Client Software", BackWeb will provide primary level support, and will perform all support and maintenance in accordance with its standard Software Support and Maintenance Terms provided that the End User is current in its support payments.

4.   LICENSE FEES

a. FEES. All prices set forth in this Agreement and Exhibits hereto and in BackWeb's standard price list are in United States dollars. Unless otherwise agreed upon and set forth in Exhibit B, VAR shall pay BackWeb the price per unit of Software ordered by or sold to VAR's End Users, according to BackWeb's standard price list and the discounts set forth in Exhibit B. VAR agrees to all pricing terms and conditions set forth in BackWeb's standard price list and the Exhibits attached hereto. VAR shall pay BackWeb all amounts due BackWeb for Software invoiced to End Users on the payment schedule set forth in Section 4d.

b. ANNUAL SUPPORT AND MAINTENANCE FEES. VAR has the right to resell initial support and maintenance contracts to End Users. BackWeb will only provide support for End Users that are paid current, through VAR, on the annual support and maintenance fee. All upgrades, updates and fixes delivered by Back Web to End Users or to DISTRIBUTOR for subsequent distribution to End Users under the BackWeb Software Support and Maintenance Terms shall become a part of the Software and shall be subject to all terms and conditions of this Agreement and the applicable End User License Agreement. Any upgrades, updates and fixes provided hereunder shall be at BackWeb's sole discretion, and BackWeb reserves the right to modify its policies regarding the provision, pricing, or availability of upgrades, updates and fixes at any time.

c. PAYMENT. All amounts invoiced to VAR by BackWeb for the purchase of Software units are due immediately upon receipt of BackWeb's invoice (which shall not be issued prior to shipment of the Software) therefor to the address or account specified in the relevant invoice, and shall be considered overdue if not paid within thirty (30) days from the date of the applicable invoice, unless otherwise set forth in Exhibit B. If BackWeb in its sole discretion determines that VAR's credit rating or payment record hereunder does not merit "net-30" terms, BackWeb can require that VAR pay all license and other fees prior to delivery of such Software units or services. On overdue balances, BackWeb may charge VAR a daily interest rate at the lower of 1% per month or the maximum permitted by applicable law, and may also suspend delivery of Software.

d. TAXES. The license and other fees payable by VAR hereunder do not include any amount for any applicable national, state or local duty, value-added, withholding or other tax or levy ("Tax") and VAR shall be responsible for payment of all such Taxes imposed on orders of Software or other fees incurred hereunder, or shall reimburse BackWeb for any Taxes paid by BackWeb on VAR's behalf (exclusive of Taxes on BackWeb's net income or those for which VAR is exempt). If exempt from taxation, VAR shall furnish BackWeb with a valid tax exemption certificate.

e. RECORDS; AUDITS. During this Agreement and for a period of two (2) years thereafter, VAR shall keep accurate records and accounts in accordance with standard business practices in the computer industry including, but not limited to, the information required to justify the payments to BackWeb as set forth above during this Agreement and for a period of two years thereafter. During the same time period, VAR shall permit BackWeb and/or its independent accountants to audit the applicable VAR records and facilities in order to verify VAR's compliance with the terms of this Agreement. Any such audit will be conducted during regular business hours at VAR facilities and will be paid for by BackWeb, unless the amount that should have been paid to BackWeb is greater than 5% of the amount reported by VAR, in which case VAR shall reimburse BackWeb for all audit costs in addition to the underpaid amounts and interest due thereon.

f. VAR FEES. All fees charged by VAR to End Users for the VAR Product Software, support and maintenance shall be at VAR's sole discretion.

g. PRICE PROTECTION. Changes to the BackWeb standard price list for products and services will be communicated to VAR in writing at least thirty (30) days prior to the date such price change takes effect. In the event of a price: (i) increase, such increase shall apply to all Software units ordered after the date the price increase takes effect, and VAR cannot purchase more Software units than it purchased in the three (3) months immediately prior to the date such price increase takes effect, or (ii) decrease, such decrease shall apply to all units of Software which have been ordered but not shipped, are in transit for delivery to VAR or are in VAR's inventory as of the date such price decrease takes effect. Additional price protection terms, if any, are set forth in Exhibit B.

5.   DELIVERY

a. ORDERS. VAR must submit written purchase orders to BackWeb for the purchase of Software in a format approved by BackWeb, or shall pay BackWeb for all Software units shipped on a periodic basis, as agreed upon in writing by BackWeb. Such purchase order shall serve only to designate requested quantities and shipment dates; the terms of this Agreement and the applicable BackWeb acceptance or invoice will govern the purchase of Software hereunder and all other terms are rejected. All purchase orders are subject to acceptance by BackWeb; however, if not rejected in writing within seven (7) days of submission, the order is deemed accepted. Any cancellation of a purchase order by VAR must be submitted to BackWeb in writing and received by BackWeb at least ten (10) days prior to BackWeb's scheduled shipment date. For VAR designated as a Systems Integrator hereunder, after VAR's initial order of Software, BackWeb will invoice VAR promptly upon BackWeb's receipt of the monthly report due from VAR in accordance with Section 3.c; VAR may submit a confirming purchase order, but VAR agrees that the monthly report shall serve as BackWeb's authorization to invoice all amounts due for Software shipped by VAR as reported.


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b.   SHIPMENT. BackWeb will use commercially reasonable efforts to meet VAR's requested delivery dates; however, all BackWeb delivery dates, unless otherwise specified, are only estimates for VAR's planning purposes and are not binding. In its sole discretion, BackWeb may refuse to accept purchase orders, allocate the acceptance of purchase orders among its distributors or VARs in the Territory, deliver partial shipments (only with VAR's prior written consent), delay shipments, or reschedule shipments of Software without incurring any liability therefor. VAR acknowledges that BackWeb will not be liable for any damages, whether direct, special, consequential or otherwise, to VAR or to any third party for the failure to deliver Software or for any delay or error in delivery of Software for any reason whatsoever. (This Section not applicable to Systems Integrators after BackWeb ships initial copy of Software to VAR.)

c. RETURNS. BackWeb will not accept returns of Software units from VAR nor will BackWeb provide VAR with any allowance, credit or discount for Software which VAR may wish to return, or for other fees paid or due BackWeb hereunder.

d. RISK OF LOSS. The Software shall be shipped FOB the appropriate BackWeb facility and risk of loss for all Software from the point of shipment shall fall upon VAR, whose responsibility it shall be to file any appropriate claims with the carrier regardless of the party listed as consignee. All transportation charges, including insurance, shall be made by BackWeb for VAR's account, and shall be invoiced to VAR, unless otherwise agreed in writing by the parties and set forth in Exhibit B hereto.

6.   TITLE/OWNERSHIP

a. TITLE. Title, ownership rights and all Intellectual Property Rights in the Software belong exclusively to BackWeb and/or its licensors. All references in this Agreement to the "sale" or "purchase" of the Software signify only the delivery of Software to VAR subject to the terms set forth in this Agreement. This Agreement grants no additional express or implied license, right or interest in any copyright, patent, trade secret, trade name, Mark, invention or other Intellectual Property Right of BackWeb. VAR will not sell, assign, lease, transfer, encumber or allow any security interest on the Software, or take any action that would cause the Software to be placed in the public domain.

b. MARKS. Any use of Marks must be approved in advance by BackWeb in its sole discretion. Subject to the foregoing, VAR shall include all applicable Marks in any literature, promotion or advertising which it produces or distributes concerning the VAR Products, and any such permitted use, advertising, distribution, or reproduction shall be solely in connection with VAR's exercise of its marketing and distribution rights hereunder. All Marks shall be in the form, location, and quality specified by BackWeb in accordance with its guidelines for the use of the Marks, which may be updated from time to time. The grant to use the Marks hereunder does not grant any right to assign, sub-license or otherwise permit the use of the Marks by any other party. Upon termination of this Agreement, VAR shall have no further right to use, advertise, reproduce, or distribute such Marks and shall cease all such use of the Marks and will not thereafter use any mark that is confusingly similar to the Marks to market or distribute its products. VAR agrees that its use of the Marks hereunder shall inure to the benefit of BackWeb and that VAR shall not take any action inconsistent with such ownership (including any act or omission which infringe or encourage infringement of the Marks in the Software).

c. BREACH. VAR agrees to use reasonable efforts to protect BackWeb's Intellectual Property Rights (not rising to the level of writing letters), and to cooperate at BackWeb's sole expense in efforts to protect such rights. VAR further agrees to promptly notify BackWeb of any suspected breach of BackWeb's Intellectual Property Rights of which VAR becomes aware.

d. VAR'S MARKS. BackWeb will not use VAR's name, logo, trademarks or service marks in any public communication or public medium with respect to this Agreement or its performance without VAR's prior written consent.

7.   CONFIDENTIALITY

a. NONDISCLOSURE OBLIGATIONS. Neither party shall use or disclose any Confidential Information of the other party. The party receiving Confidential Information from the other shall use a commercially reasonable degree of care to protect such Confidential Information, including ensuring that its employees and subcontractors receive Confidential Information only on a need-to-know basis and have agreed in writing not to disclose the Confidential Information. Each party shall promptly notify the other of any actual or suspected unauthorized use or disclosure of such party's Confidential Information, and shall provide reasonable assistance, at the disclosing party's cost, in the investigation and prosecution of such unauthorized use or disclosure.

b. EXCEPTIONS TO NONDISCLOSURE OBLIGATIONS. The obligations of the parties under the foregoing section shall not apply to any materials or information that: (i) is or becomes a part of the public domain through no act or omission of the recipient or its employees or contractors; (ii) is known to a party at the time of disclosure as demonstrated by written documentation pre-dating such disclosure; (iii) is disclosed to a party by a third party which has a right to do so; or (iv) is required to be disclosed pursuant to an order of any competent governmental authority, court or agency, provided the disclosing party shall furnish prior notice to the other party, and give such other party an opportunity to oppose disclosure or (v) is independently developed.

c.   INJUNCTIVE RELIEF. Monetary damages will not be an adequate remedy if this
Section 7 is breached; therefore, either party may, in addition to any other legal or equitable remedies, seek an injunction or similar equitable relief against such breach.

8.   LIMITED WARRANTIES/LIMITATION OF LIABILITY

a. LIMITED WARRANTY. BackWeb warrants that to the best of BackWeb's knowledge, the Software or the Marks do not violate any third party's patents, trade secrets, trademarks or copyrights or other intellectual property rights hereof and that the Software is Y2K compliant.

b. INDEMNIFICATION BY BACKWEB. BackWeb shall, at its expense, indemnify and hold VAR harmless from and against any award of damages or BackWeb-approved settlement arising from a claim based on an allegation that the Software infringes a third party's intellectual property rights as set forth in the preceding section, provided that: (i) VAR promptly gives BackWeb written notice of the claim; (ii) VAR provides all reasonable assistance in the defense of the claim; and (iii) BackWeb controls the defense or settlement of the claim. If a permanent injunction is obtained against the use of the Software or if, in BackWeb's opinion, such an injunction is likely to be obtained, BackWeb may, at its sole option, obtain the right to continued use of the Software, substitute other functionally equivalent software, modify the Software so it is no longer infringing and is functionally equivalent, or terminate the licenses in the Software units sold to VAR, crediting VAR an amount equal to license fees paid for such Software licenses only hereunder on a depreciated basis over a five (5) year term. The foregoing indemnity does not apply to any infringement claim arising if the Software: (i) has been modified by parties other than BackWeb or without BackWeb's prior written authorization to do so; (ii) has been used in conjunction with other software and/or hardware which gives rise to an infringement claim if the use of the Software alone would not give rise to such infringing situation; or (iii) is other than the most current version if use of such current version would have avoided the infringing situation.

c. LIMITATION. THE FOREGOING SECTIONS SET FORTH THE ENTIRE LIABILITY OF BACKWEB AND VAR'S SOLE REMEDIES FOR INFRINGEMENT AND ALLEGATIONS OF INFRINGEMENT BY THE SOFTWARE OF THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY IN CONNECTION WITH THE INSTALLATION, MAINTENANCE, OPERATION, DESIGN, DISTRIBUTION OR USE OF THE SOFTWARE.

d. INDEMNIFICATION BY VAR. VAR shall, at its expense, indemnify and hold BackWeb harmless from and against any award of damages or VAR-approved settlement to the extent caused by a claim based on an allegation


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that VAR has fraudulently misrepresented the terms of this Agreement, functions, aspects and capabilities of the Software, or for any warranty offered by VAR to an End User that is inconsistent with or beyond the warranties offered by BackWeb in its printed literature, provided that: (i) BackWeb promptly gives VAR written notice of the claim; (ii) BackWeb provides all reasonable assistance in the defense of the claim; and (iii) VAR controls the defense or settlement of the claim for which BackWeb seeks indemnification.

e. NO OTHER WARRANTIES. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH ABOVE, TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, VAR ACCEPTS THE SOFTWARE "AS IS", WITH NO OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF PERFORMANCE, SERVICES TO VAR OR TO ANY OTHER PERSON, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS SET FORTH IN BACKWEB'S END USER LICENSE AGREEMENT ACCOMPANYING THE SOFTWARE. BackWeb makes no warranties that the Software will satisfy VAR's needs or function without interruption, errors or defects. Additionally, BackWeb makes no warranties regarding the applications developed with the Software, or regarding Software that has been modified or altered by any party other than BackWeb, or to any problems caused by computer hardware or operating systems.

f. LIMITED LIABILITY. TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT WILL BACKWEB OR ITS LICENSORS OR VAR BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION, LOST DATA OR LOST PROFITS) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY'S TOTAL LIABILITY TO THE OTHER OR ANY THIRD PARTY FOR A CLAIM OF ANY KIND RELATED TO THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE AMOUNT OF LICENSE FEES PAID TO BACKWEB BY OR DUE FROM VAR WITHIN THE TWELVE MONTHS PRIOR TO THE CLAIM. EXCEPT FOR ACTIONS PURSUANT TO BACKWEB'S OBLIGATIONS UNDER SECTION 8.b, NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY VAR MORE THAN ONE YEAR AFTER THE EVENTS WHICH GAVE RISE TO THE CAUSE OF ACTION. THE DIRECT DAMAGES CAP CONTAINED IN THIS SECTION 8.f SHALL NOT APPLY TO BACKWEB'S OBLIGATIONS UNDER THE INFRINGEMENT INDEMNIFICATION IN SECTION 8.b AND VAR'S OBLIGATIONS UNDER SECTIONS 2.b.

9.   TERM AND TERMINATION

a. TERM. This Agreement shall remain in effect until the expiration date set forth in Exhibit A, unless earlier terminated or renewed for an additional period of time.

b. RENEWAL. This Agreement may be renewed for additional periods upon the mutual written agreement of the parties, although each party acknowledges that the other is not under any obligation to do so.

c. TERMINATION. This Agreement may be terminated for the following: (i) without cause, upon ninety (90) days' written notice to the other party, (ii) by BackWeb, if VAR fails to make any payments due hereunder within thirty (30) days after BackWeb delivers notice of such default to VAR; (iii) by either party on thirty (30) days' written notice to the other party if such party fails to perform any other material obligation required of it hereunder, and such failure is not cured within such thirty (30) day period; (iv) by a party upon the bankruptcy, insolvency, receivership, liquidation, composition for the benefit of creditors or similar financial downturn of the other party; or (v) in the event VAR concludes the existence of this Agreement constitutes actual, or the appearance of, impairment of independence with respect to any PricewaterhouseCoopers audit client, this Agreement shall be subject to termination by VAR upon 15 days prior written notice to BackWeb.

d.   EFFECT. Upon expiration or termination of this Agreement, however arising:

     (i) All licenses and other rights granted to VAR under this Agreement will become null and void, except the otherwise valid End User licenses previously distributed by VAR.

     (ii) VAR shall immediately cease using, marketing, distributing and supporting the Software as part of the VAR Product, and shall promptly delete the Software from its computers and destroy all copies thereof (including User Documentation). Each party must provide an officer's certificate to the other party that it has retained no Confidential Information or portions thereof or related documentation or materials.

     (iii) BackWeb or its designee shall provide support and maintenance services to End Users in the Territory, and VAR shall not attempt to contact such End Users for any purpose related specifically to ongoing support of the Software, but may contact such End Users related with the non-Software portions of the VAR Product.

     (iv) All outstanding amounts due to a party will become immediately due and payable regardless of whether longer terms had previously been agreed between the parties. Neither party will have any right to receive any compensation from the other party solely as a result of such termination, and neither party to the Agreement shall be liable to the other for compensation, reimbursement or damages on account of present or prospective profits on sales, the creation of goodwill in the Software, or expenditures, investments or commitments made in connection in the performance of obligations hereunder.

     (v) Each party's payment obligations to the other party hereunder and the provisions of the following sections shall survive any expiration or termination of this Agreement however arising: 2b, 4e, 6, 7, 8, 9d, and 10d.

10.  MISCELLANEOUS

a. INDEPENDENT CONTRACTORS. BackWeb and VAR are independent contractors and shall represent themselves as such in all regards. Neither the custom nor dealing of the parties nor any provision of this Agreement shall be construed to render the parties to be joint venturers, partners, associates, master/servant or employer/employee. Neither party may bind the other in any manner except as expressly set forth herein.

b. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned by VAR without the advance written authorization of BackWeb. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties

c. COMPLETE AGREEMENT, MODIFICATIONS, SEVERABILITY AND WAIVER. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter, and supersedes all prior or contemporaneous oral or written agreements, negotiations, proposals and communications between the parties on the subject matter hereof. All modifications to this Agreement must be in writing and signed by both parties. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. If there is conflict between this Agreement and the End User License Agreement in the Software package, the terms of this Agreement shall prevail. Failure or delay to exercise any right or remedy by either party hereunder is not a present or future waiver of any rights or remedies under this Agreement.

d. INTERPRETATION; ATTORNEY FEES. This Agreement is governed by the laws applicable in the State of California, excluding its provisions on conflicts or choice of law. The United Nations Convention on Contracts for the International Sales of Goods will not apply to this Agreement. With the


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exception of title to or ownership of the Intellectual Property Rights or the payment of money owed hereunder, any claim, dispute or controversy arising out of or relating to this Agreement or the breach thereof that cannot be amicably resolved between the parties shall be finally settled by arbitration in Santa Clara County, California if brought by VAR and in New York, New York if brought by BackWeb, in accordance with the rules of the American Arbitration Association, and judgment upon the arbitral award rendered may be entered in any court having jurisdiction thereof. Nothing in this section shall prevent BackWeb from initiating any action in a court of competent jurisdiction in the Territory to obtain injunctive or other provisional relief for any breach of Sections 6 and 7 hereof or to bring an action for collection pursuant to Section 4, and the parties submit to the jurisdiction of such courts for this purpose. With respect to a suspected violation of BackWeb's Intellectual Property Rights or VAR's payment obligations, BackWeb may also take action in the courts of competent jurisdiction in any state or country in which the Software is licensed as a part of the VAR Product or VAR maintains an office. Nothing in this Agreement shall be deemed a waiver by either party of any available remedy.

e. EXPORT. This Agreement is subject to all applicable export laws and regulations of the U.S. Government, the Territory and the Netherlands, and to all administrative acts of the U.S. Government or otherwise pursuant to such laws and regulations. VAR hereby certifies that VAR will not directly or indirectly, export, re-export or transship the Software or related information, media, or products in violation of applicable U.S. laws or regulations or other applicable laws or regulations. If at any time BackWeb reasonably determines the laws of any country are or become insufficient to protect BackWeb's rights in the Software, BackWeb reserves the right to restrict VAR's rights to distribute the Software in that country, provided that BackWeb grants VAR a minimum of a sixty (60) days' written notice for such restriction.

f. GOVERNMENTAL APPROVAL. In the event that the approval of any government in the Territory is needed to for the parties to fulfill their obligations hereunder, including without limitation to remit payments abroad, comply with exchange regulations or otherwise, it shall be the sole responsibility of VAR to obtain such governmental approvals prior to the sale of the VAR Product in such country. BackWeb shall be under no obligation to ship Software units to VAR until VAR has provided BackWeb with satisfactory evidence of such governmental approval.

g. NOTICES. Any notice, request, demand or other communication will be deemed to be properly given when (i) hand delivered, (ii) sent by courier with package tracking capability or air mail or first class registered mail, postage prepaid, or (iii) sent by facsimile, with a confirmation copy delivered per clauses (i) or (ii) above (notice effective upon receipt, except for facsimile transmissions, which shall be effective one day after receipt).

h. This Agreement is the overall framework for the reselling relationship between PwC Entities and BackWeb; however, it is understood that specific implementation of this relationship internationally may require that local country addenda be added to this Agreement from time to time, executed by the PwC Entity in the country and an entity representing BackWeb; the intent is that such addendum will not modify the terms of this Agreement, except to the extent necessary to reflect international and local business conditions and legal requirements.

i. "PWC ENTITY." PWC Entity shall mean (i) any entity that has executed or during the term of the Agreement executes a written participation agreement with PricewaterhouseCoopers International Ltd.; or (ii) any entity that was a participating entity in the Price Waterhouse World Firm or in Coopers & Lybrand International or had executed a membership agreement with Coopers & Lybrand International or was an associated firm of Coopers & Lybrand International and, in each case, is expected to become a participating entity in PricewaterhouseCoopers International Ltd.; (iii) a subsidiary or affiliate of an entity in items (i) or (ii) above; or (iv) a successor to any entity contained in (i), (ii) or (iii).

j. TRANSLATION. VAR acknowledges that it has read and understood this Agreement in English, and that a translation is not necessary. VAR waives any right it may have to a translation hereof. In the event that a translation is performed, the parties acknowledge that the terms of this English version shall control the interpretation of this Agreement.

k. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

BACKWEB: BACKWEB TECHNOLOGIES, INC.          VAR: TECHNOLOGY INTEGRATION LLC

By:      /s/ GWEN SPERTELL                   By:    /s/ JAD DANIEL
       ----------------------------                 ---------------------------
Name:    Gwen Spertell                       Name:    Jad Daniel
       ----------------------------                 ---------------------------
Title:   COO                                 Title:   President
       ----------------------------                 ---------------------------

                                    EXHIBIT A

A.1     VALUE ADDED RESELLER

VAR COMPANY NAME: TECHNOLOGY INTEGRATION LLC
INVOICE ADDRESS: 6500 ROCK SPRING DRIVE, SUITE 500, BETHESDA, MARYLAND 20817
TELEPHONE: 301-897-4229
FAX: 301-897-4302
EMAIL: JEFFREY.GEORGE@US.PWCGLOBAL.COM


VAR CONTACT: MR. JEFFREY GEORGE

SYSTEMS INTEGRATOR:    YES


A.2     BACKWEB(R) SOFTWARE PRODUCT DESCRIPTION

BackWeb Offline Portal and Notification Software ("OPN Software")

- Offline Portal

        Includes Content Monitoring, Broadcast/Narrowcast and Activity Reporting

- Attention Management
- Video & Media
- Survey/Publisher*
- Escalation*


* Requires BackWeb Proactive Attention Management Server


A.3     TERM

EFFECTIVE DATE:                  July 19, 2001
                         -------------------------------

EXPIRATION DATE:                 July 18, 2002
                         -------------------------------

BACKWEB REPRESENTATIVE:          David Buckland
                         -------------------------------
     PHONE:                    408-933-1751
                         -------------------------------
     FAX:                      408-933-1861
                         -------------------------------
     E-MAIL:                davidb@backweb.com
                         -------------------------------

A.4     TERRITORY:                     Worldwide

                                    EXHIBIT B


The per user pricing for the BackWeb Offline Portal & Notification ("OPN") Software is as follows:

    Up to [*] users                          $[*]USD
    Above [*] users                          to be quoted

    Breakdown of pricing for application modules within OPN Software is as follows:

    Interaction Management                   $[*]  [*] users
    Attention Management                     $[*]  [*] users
    Video & Media                            $[*]  [*] users

    Any VAR customer opportunity that represents less than $[*] dollars in software license revenue to BackWeb shall be approved by BackWeb prior to presentation of the proposal for the B2E Solution to the prospect.

    Fees for BackWeb support and maintenance would be at a rate of [*]% of the license fee per year for each software sale. Such fees are payable in advance annually.

[*]
[*]



---------------
[*] CERTAIN INFORMATION ON THIS PAGE THAT IS MARKED BY "[*]" HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.





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